UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 20, 2006

INVITROGEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-25317	33-0373077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Faraday Avenue, Carlsbad, CA	92008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (760) 603-7200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

Amendment to Forms of Agreements under the Company’s 2004 Equity Incentive Plan. On April 20, 2006 at a meeting of the Compensation and Organizational Development Committee of the Board of Directors of the Company (the “Committee”) the Committee approved an amendment to the form of Incentive Stock Option Agreement and Nonstatutory Stock Option Agreement used by the Company when making option grants pursuant to the Company’s 2004 Equity Incentive Plan. The Committee also approved an amendment to the form of Restricted Stock Units Agreement used by the Company when making restricted stock unit grants pursuant to the Company’s 2004 Equity Incentive Plan. The Form of Incentive Stock Option Agreement, Nonstatutory Stock Option Agreement, and Restricted Stock Unit Agreement are attached hereto as Exhibits 99.1, 99.2 and 99.3, respectively, to this Current Report on Form 8-K and are hereby incorporated by reference.

Senior Vice President, Corporate Development Grant. On April 20, 2006, at a meeting of the Compensation and Organizational Development Committee of the Board of Directors of the Company (the “Committee”), the Committee approved a nonstatory stock option to purchase a total of 10,000 shares of the common stock of the Company pursuant to the Company’s 2004 Equity Incentive Plan (the “Plan”), effective May 12, 2006, to John D. Thompson, Senior Vice-President, Corporate Development. The options granted shall fully vest upon Mr. Thompson’s termination of employment from the Company, other than for Cause, and shall be fully exercisable until they expire on May 12, 2016. In addition, the certain options previously granted to Mr. Thompson on 11/13/2000, 2/28/2002, 10/15/2003, 5/14/2004, 11/12/2004, 5/13/2005, and 11/14/2005, were amended to (i) accelerate vesting upon Mr. Thompson’s termination of employment from the Company; and (ii) be fully exercisable until they expire. These amendments are consistent with the new form of stock option agreements adopted by the Company on April 20, 2006, which allow extended exercisability to the optionee, if the optionee terminates employment after at least ten years of service and on or after the optionee’s fifty-fifth birthday.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1 Incentive Stock Option Agreement

99.2 Nonstatutory Stock Option Agreement

99.3 Restricted Stock Units Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invitrogen Corporation
(Registrant)

Date April 26, 2006	/s/ David F. Hoffmeister
David F. Hoffmeister
Sr. Vice President, Chief Financial Officer